Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-216838) and Form S‑8 (No. 333‑199507) of Keysight Technologies, Inc. of our report dated December 18, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 19 and except for the change in the manner in which the Company accounts for pension costs discussed in Note 2, as to which the date is June 25, 2019 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Keysight Technologies, Inc. Current Report on Form 8-K dated June 25, 2019.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
June 25, 2019